INVENTORY CONSIGNMENT AGREEMENT

     This INVENTORY CONSIGNMENT AGREEMENT (this “Agreement”) is hereby entered into and effective as of December 1, 2008 (the "Effective Date") by and between Bridgeland Trading Ltd. ("Consignor"), a company incorporated under the laws of Hong Kong, having an address at Suites 1601-1603, Kinwick Center, 32 Hollywood Road, Central Hong Kong, and Parco Sino-Can Science Technology Inc. (“Consignee”), a company incorporated under the laws of China having an office at Suite 909, Everlasting Plaza, 39 Anding Road, Chaoyang District, Beijing 1000029, PRC.

WHEREAS, Bridgeland is engaged in the supply of pharmaceutical products as a result of its  Inventory Consignment Agreement with Gamma Pharmaceuticals, Inc. (the “Gamma Agreement”) and wishes to provide Parco with rights to package, promote, sell and distribute certain of its products in the Territory on a Consignment basis;

WHEREAS, Parco is in the business of packaging, marketing and distributing a number of products, for companies doing business in China and elsewhere, including pharmaceutical products in the Territory as herein defined.

WHEREAS, Parco desires to market and sell certain of Bridgeland's products as consigned to Bridgeland pursuant to the terms and conditions of the Gamma Agreement, in the Territory, on a Consignment basis, the “Consigned Merchandise,” which includes, but is not limited to various pharmaceutical products including but not limited to Multi-Flavored Gumdrops, Swirl Gummy Bears, Multi-Flavored gummy Bears, Orange Gumdrops, as further described in Schedule A, attached hereto.

WHEREAS, Pursuant to this Agreement Consignor and Consignee desire that Consignee sell the Consigned Merchandise pursuant to a consignment arrangement, the terms of which are set forth below. The use of the words “hereof,” “hereto” and “herein” shall refer to this Agreement, as supplemented by such Schedules as the parties agree upon.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

Statement of Agreement

     The parties hereto agree as follows:

     1. Definitions.

     (a) “Consignee Locations” has the meaning set forth in Section 3.

     (c) “Consigned Merchandise” has the meaning set forth in the Background Statement.

     (d) “Consignment Payment” has the meaning set forth in Section 8.

     (e) “Consignment Sale” has the meaning set forth in Section 2(a)(i).

     (f) “Minimum Consignment Payment” has the meaning set forth in Section 8(c).

     (g) “Net Sales” shall mean, with respect to a Consignment Sale, the gross amount invoiced by or on behalf of Consignee for that Consignment Sale sold to third parties in bona fide, arm’s length transactions, less customary deductions, determined in accordance with Consignee’s standard accounting methods as generally and consistently applied by Consignee, to the extent included in the gross invoiced sales price of any Consignment Sale and otherwise directly paid or incurred by Consignee or distributors with respect to the sale of such a Consignment Sale, including: (i) applicable sales credits (as described below), (ii) payments or rebates incurred pursuant to federal, state and local government (or agency thereof) programs, including Medicare and Medicaid rebates, (iii) costs for transit insurance, freight, handling or other transportation billed to customers to the extent included in the invoiced price, (iv) sales, use or excise taxes included in the invoiced price, and (v) any applicable importation tax or comparable tax. Applicable sales credits include credits or discounts deducted from the sales price for: (A) customer returns, returned goods allowances, rejected goods and damaged goods not covered by insurance, (B) cash or terms discounts, (C) direct to customer discount or customer rebate programs, including coupons, (D) third party rebates and chargebacks, (E) trade show discounts and stocking allowances, (F) price adjustments on customer inventories following price changes, (G) product recalls, (H) deductions due for discount card programs, (I) amounts credited for uncollectible amounts on previously sold products and (J) as agreed by Consignor and Consignee in writing, other specifically identifiable amounts included in gross sales of Consigned Merchandise that were or ultimately will be credited and that are substantially similar to those listed above.

     (k) “Ordered Inventory” has the meaning set forth in Section 4.

     (l) “License” means the   rights in and to the Regulatory Approvals for the Product and under its Intellectual Property rights associated with the Product as received and set forth in the Gamma Agreement, to import, market, use, manufacture, have manufactured, promote, distribute and sell the Product in the Territory. The foregoing license shall include the right for Parco to appoint sub-contractors to market, distribute and sell the Product within the Territory. The license granted under this Section 1 is subject to a license retained by Bridgeland to develop Product pursuant to this Agreement and subject to a license as set forth in the Gamma Agreement.

    (m) “Term” means the period beginning on the date hereof and continuing until the expiration or termination of this Agreement pursuant to the terms and conditions herein.

     2. Delivery; Title to Consigned Merchandise.

     (a) The following provisions of this Section 2(a) are subject in their entirety to the provisions of Section 2(b) hereof:

     (i) Consignor shall, pursuant to the terms of this Agreement deliver to Consignee the Consigned Merchandise constituting finished product inventory in bulk, for packaging and distribution for sale to any third party (a “Consignment Sale”).

     (ii) Consignor shall at all times retain title to all Consigned Merchandise, and Consignee agrees to hold the Consigned Merchandise as Consignor’s property for the sole purpose of making Consignment Sales in the ordinary course of Consignee’s business.

  (iii) Consignee covenants not to assign, sell, mortgage, lease, transfer, pledge, grant a security interest in or lien upon, encumber or otherwise dispose of or abandon, or suffer or permit any of the same to occur with respect to any part or all of the Consigned Merchandise, without prior written consent of Consignor, except for Consignment Sales in the ordinary course of Consignee’s business.

     (b) Consignee will continue to engage in Consignment Sales in the ordinary course of Consignee’s business. Upon removal of any Consigned Merchandise by or on behalf of Consignee from a Consignee Location (as hereinafter defined) in anticipation of a Consignment Sale, title to the Consigned Merchandise will pass from Consignor to Consignee subject to the occurrence of a Consignment Sale in the ordinary course of Consignee’s business. All proceeds of Consignment Sales shall be the sole property of Consignor subject to payments as provided in paragraph 8 below.

     (c) Consignor may execute and file all such instruments, including Uniform Commercial Code financing statements, as may be necessary to confirm and to disclose Consignor’s title to the Consigned Merchandise. Consignee will cause each lender, if any, that has a security interest in any of Consignee’s inventory or equipment to provide to Consignor written confirmation that such lender has been informed of Consignor’s ownership of the Consigned Merchandise.

     3. Location of Consigned Merchandise. All Consigned Merchandise will be held by Consignee at the locations set forth on Schedule B hereto (the “Consignee Locations”). Until such time as an article of Consigned Merchandise is sold in a Consignment Sale, Consignee will have no right to remove Consigned Merchandise from any Consignee Location without Consignor’s written consent unless reasonably in the ordinary course of Consignee’s business. Consignee will provide prompt written notice to Consignor if Consignee intends to add or discontinue the use of any Consignee Location. Consignee will store, maintain, inspect and otherwise manage the Consigned Merchandise consistent with the ordinary course of Consignee’s business as heretofore conducted.

     4. Acquisition and Maintenance of Inventory. As of the date hereof, Consignee has placed an order with Consignor, to manufacture and deliver prior to December, 2008 the quantities of Consigned Product as set forth in Schedule C hereto (the “Ordered Inventory”). Consignee shall not cancel or modify its purchase order for the Ordered Inventory without the written consent of Consignor. Consignee shall use commercially reasonable efforts at all times during the Repurchase Period to maintain, in Consignee’s reasonable business judgment, a sufficient supply of each dose and package size of the finished products included in the Consigned Merchandise; provided, that with respect to the Ordered Inventory, Consignee’s obligation to use commercially reasonable efforts to maintain such finished products shall begin upon receipt of the Ordered Inventory. Consignee shall pay all costs incurred to replenish the Consigned Merchandise pursuant to this Section 4.

     5. Risk of Loss and Insurance. Consignee will bear all risk of loss or damage to Consigned Merchandise and will maintain (i) all-risk property insurance for the full replacement value on all Consigned Merchandise and (ii) general liability insurance under customary pharmaceutical industry forms and endorsements, providing product liability and contractual liability coverage, with per occurrence limits of not less than $1,000,000, which limits may be achieved through a combination of underlying and excess policies. The insurance policies described in the preceding sentence shall be endorsed to (A) name Consignor as an additional insured and loss payee, as applicable and (B) be primary and non-contributory to any insurance otherwise available to Consignor. Consignee will cause the insurer to provide Consignor with a certificate of insurance evidencing the existence of such insurance, including its primary and non-contributory nature, upon the execution of this Agreement and at such times as Consignor may request thereafter. Such certificate of insurance shall provide that the insurer will notify Consignor not less than thirty (30) days prior to any expiration, non-renewal, cancellation, reduction in limits or exhaustion of limits of such insurance. Consignee will be responsible for any deductible or self-insured amounts under any such insurance.

     6. Terms of Consignment Sales. Subject to the terms hereof, all Consignment Sales shall be made in the ordinary course of Consignee’s business.

     7. Product Warranties. CONSIGNEE HEREBY ACCEPTS ALL CONSIGNED MERCHANDISE ON AN “AS IS” BASIS WITHOUT WARRANTIES OF ANY SORT, INCLUDING EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Consignee shall be responsible for all products warranties made in connection with Consignment Sales and shall indemnify and hold harmless Consignor from and against all warranty claims of any sort arising out of Consignment Sales, other than claims arising out of Consignor’s gross negligence or willful misconduct.

     8. Consignment Payment. In consideration of the Consignment of Consigned Merchandise pursuant to this Agreement, Consignee shall pay Consignor payments (each such payment a “Consignment Payment”) as follows:

     (a) Payment Amount. The Consignment Payment shall be equal to TEN percent (10%) of Consignee’s Net Sales of Consigned Merchandise, plus such additional amount, if any, as may be necessary for Consignee to pay the Minimum Consignment Payment.

     (b) Quarterly Payment. Fifteen (15) days prior to the end of each calendar quarter any part of which is during the Term, Consignee shall deliver to Consignor (i) a written statement showing all Net Sales during such calendar quarter and (ii) the Consignment Payment due upon such Net Sales. All payments shall be made by wire transfer of immediately available funds to an account designated by Consignor at least two (2) Business Days in advance.

     9. Access by Consignor.

     (a) Inspection. Consignee will permit Consignor, its officers, agents and accountants access to Consignee’s facilities and Consignee Locations during customary business hours for the purpose of inspecting and otherwise examining the Consigned Merchandise and auditing the books and records of Consignee to the extent such books and records reflect sales of Consigned Merchandise. Consignor will give Consignee not less than three (3) Business Days’ prior notice, which notice may be given orally, electronically, in writing or by any other reasonable and verifiable means of communication, prior to inspection. Consignor will conduct any such inspection or audit in a manner that does not unreasonably interfere with the ordinary conduct of Consignee’s business and will permit Consignee to observe any inspection of the Consigned Merchandise conducted by Consignor.

     (b) Audit. Upon not less than seven (7) days written notice, Consignor shall have the right to audit the books and records of Consignee relating to sales of Consigned Merchandise for the purpose of determining the correctness of Consignee’s computation and payment of the Consignment Payment. Such audit may not be conducted more than once in any six-month period and shall be conducted during normal business hours. Consignor may engage an accounting firm at its cost to perform or assist in such audit. Consignee shall provide Consignor, its officers, agents and accountants with access to all pertinent books and records and shall reasonably cooperate with Consignor’s efforts to conduct such audits.

     10. Termination.

     (a) Consignor may terminate this Agreement by written notice to Consignee upon any breach by Consignee of any material provision of this Agreement that is not cured within thirty (30) days after Consignor’s giving Consignee written notice thereof.

     (b) Consignee may terminate this Agreement by written notice to Consignor upon any breach by Consignor of any material provision of this Agreement that is not cured within thirty (30) days after Consignee’s giving Consignor written notice thereof.

     (iii) Upon termination of this Agreement pursuant to this Section 10(b), all amounts due and payable by Consignee shall immediately become due and payable without further notice or demand.

     (c) Termination for Non-Payment of Consignment Payment: Without otherwise limiting Section 10, Consignor shall have the right to terminate the Agreement if Consignee shall (i) fail to pay any part of the Consignment Payment when due and shall fail to cure such non-payment within fifteen (15) days after receiving written notice, unless the amount required to be paid is the subject of a good faith dispute between the Parties and undisputed amounts, as of the last due date prior to notice being given, have been paid.

     (d) Return of Consigned Merchandise. Upon the termination of this Agreement, Consignee shall (i) (A) at Consignee’s expense immediately deliver all Consigned Merchandise to a location reasonably designated by Consignor or (B) make all Consigned Merchandise immediately available for pick-up by Consignor, and (ii) provide Consignor with all information possessed by Consignee regarding (A) the quantity of each dosage and package size of finished product in the Consigned Merchandise, (B) the status of outstanding purchase orders for Consigned Merchandise from customers of Consignee, (C) the status of the Ordered Inventory (if not then delivered) and all outstanding purchase orders for the manufacture of Consigned Merchandise, (D) the obligations of Consignee with regard to accepting returns of Consigned Merchandise and (E) the obligations of Consignee with regard to rebates and chargebacks from all sources with regard to Consigned Merchandise previously sold by Consignee.

     (e) No Release of Obligations. Termination of this Agreement shall not release either party hereto from any obligation incurred prior to the date of termination or arising out of termination. The remedies expressly set forth herein are in addition to any other remedies that may otherwise be available to Consignor under this Agreement, the Uniform Commercial Code or other applicable law and do not serve to waive or modify Consignor’s rights with respect thereto.

     11. Amendment; Waiver. This Agreement, including the Schedules hereto, may be amended, modified or supplemented only by an agreement in writing signed by the Parties. No course of dealing between the Parties or failure by a Party to exercise any right or remedy hereunder shall constitute an amendment to this Agreement or a waiver of any other right or remedy or the later exercise of any right or remedy.

     12. Force Majeure. No Party shall be responsible to any other Party for any failure or delay in performing any of its obligations under this Agreement or for other nonperformance hereof if such delay or nonperformance is caused by fire, flood, accident, act of God or of the government or any country or of any state or local government, or of the public enemy of either, or by cause unavoidable or beyond the control of such Party. In such event, the Party affected will use reasonable commercial efforts to resume performance of its obligations.

     13. Headings. The headings of Articles and Sections of this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement in any way. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

     14. Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be (i) delivered by hand, (ii) sent by facsimile transmission or (iii) sent by a nationally recognized overnight delivery service, charges prepaid, to the address set forth below (or such other address for a Party as shall be specified by like notice):

If to the Consignor:
TO BRIDGELANDS:
Suites 1601-1603
Kinwick Center, 32 Hollywood Road,
Central Hong Kong

Copy to:	Stoecklein Law Group
402 West Broadway, Suite 690
San Diego, California 92101
Attention: Donald J. Stoecklein
Facsimile: (619) 704-1325

If to the Consignee:
TO PARCO:
Suite 909
Everlasting Plaza
39 Anding Road Chaoyang District, Beijing 1000029, PRC Attn: CEO

     Each such notice or other communication shall be deemed to have been duly given and to be effective if (A) delivered by hand, immediately upon delivery if delivered on a Business Day during normal business hours and, if otherwise, on the next Business Day, (B) sent by facsimile transmission, immediately upon confirmation that such transmission has been successfully transmitted on a Business Day before or during normal business hours and, if otherwise, on the Business Day following such confirmation or (C) sent by a nationally recognized overnight delivery service, on the day of delivery by such service or, if not a Business Day, on the first Business Day after delivery. Notices and other communications sent via facsimile must be followed by notice delivered by hand or by overnight delivery service as set forth herein within five (5) Business Days.

     15. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by Consignee without the prior written consent of Consignor, which consent Consignor may withhold or grant in its sole discretion. This Agreement and its provisions are for the sole benefit of the parties to this Agreement and their successors and permitted assigns and shall not give any other Person any legal or equitable right, remedy or claim.

     16. Governing Law; Venue. The execution, interpretation and performance of this Agreement, and any disputes with respect to the transactions contemplated by this Agreement, including any fraud claims, shall be governed by the internal laws and judicial decisions of the State of Nevada, without regard to principles of conflicts of laws.

     17. Severability. If any provision contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, unless the invalidity of any such provision substantially deprives either Party of the practical benefits intended to be conferred by this Agreement. Notwithstanding the foregoing, any provision of this Agreement held invalid, illegal or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable, and the determination that any provision of this Agreement is invalid, illegal or unenforceable as applied to particular circumstances shall not affect the application of such provision to circumstances other than those as to which it is held invalid, illegal or unenforceable.

     18. Construction. Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

     19. Related Agreement. This Agreement, including the Related Agreements, appendices, schedules and exhibits thereto, are intended to be construed as parts of a group of related transactions and shall be construed accordingly.

     20. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed on signature pages exchanged by facsimile, in which event each Party shall promptly deliver to the others such number of original executed copies as the other Party may reasonably request.

     21. No Joint Venture. The relationship between the Parties hereto is that of independent contractors. Such Parties are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no relationship other than as independent contracting parties. Neither Party shall have the power to bind or to obligate the other in any manner.

     IN WITNESS WHEREOF, the parties hereto have caused this Inventory Consignment Agreement to be executed by their duly authorized representatives as of the date first set forth above.

CONSIGNOR:

BRIDGELANDS TRADING LTD.

By:	/s/ Geraldine Duo

Name:	Geraldine Duo for and on behalf of
Grampian Managers Limited
Title:	President

CONSIGNEE:

PARCO SIN-CAN SCIENCE TECHNOLOGY INC.

By:	/s/ Hao Zhang

Name:	Hao Zhang
Title:	President and Chief Executive Officer

SCHUDULE A

MERCHANDISE

Products:

Products included to be agreed between the parties from time to time.

Initial orders world consists of the following:

Various pharmaceutical products including but not limited to Multi-Flavored Gumdrops, Swirl Gummy Bears, Multi-Flavored gummy Bears, Orange Gumdrops,

SCHEDULE B

LOCATION

Unless otherwise agreed to in writing, the location shall mean Greater China which shall include Hong Kong, Taiwan and South Korea. Consigned goods shall be held at a secure or otherwise bonded facility when in transit.

SCHEDULE C

INVENTORY

Inventory quantities to be agreed between the parties from time to time. Initially, no orders will be shipped that contains quantities of less than a full 20-foot standard shipping container.  Inventory held at Location shall be held in a secure storage facility and under environmental conditions consistent with recommendations.